For Immediate Release

QuantRx Biomedical Announces Board of Directors Updates

Company Mourns Passing of Board Member Arthur Hull Hays, Jr;
Appoints Two New Independent Directors

DOYLESTOWN, PA – May 6, 2010 – QuantRx® Biomedical Corporation (OTCBB:QTXB), an emerging leader in the development and commercialization of innovative diagnostic products based on its patented technology platforms for the worldwide point-of-care healthcare industry, today announced the appointment of two new independent directors to its Board of Directors; one of the appointments is a replacement for the seat vacated by Arthur Hull Hayes, Jr., M.D., who died earlier this year.

“We mourn the passing of Arthur, who had served as a Director of QuantRx since September 2006,” said Walter Witoshkin, Chairman and CEO of QuantRx.  “Arthur will be remembered for his superb guidance and valuable contributions.  Since joining our Board at the early stages of development, we have made considerable progress.  He understood our vision and we only wish he could have lived to see the completion of the formative developments that should make 2010 our most important year of maturation.  With these changes underway and the commercialization of new products setting the pace for an exciting future, we are pleased to have appointed Robert G. Pinco and Patrick T. Mooney, MD to our Board of Directors.  We look forward to benefiting from their substantial industry and corporate experience.”

The two new independent Board of Directors announced today are Robert G. Pinco and Patrick T. Mooney, MD.  Collectively, these individuals bring to QuantRx extensive executive level industry, capital markets, and regulatory experience with specific concentrations in healthcare and biotechnology.  In addition to Messrs. Pinco and Mooney, QuantRx Board of Directors includes Walter Witoshkin, QuantRx Chairman and Chief Executive Officer, Dr. William H. Fleming, QuantRx Chief Scientific Officer, and Shalom Hirschman, M.D.  The Company now has a total of 5 members of its Board of Directors, three of whom are independent.

Robert G. Pinco’s expertise combines a wealth of FDA, corporate securities, intellectual property, and venture capital knowledge relating to the worldwide medical device markets.  He is Senior Counsel and former Head of the Biomedical/Food and Drug Group at Buchanan Ingersoll & Rooney PC, a prominent international law and government relations firm.  He represents worldwide brand-name and prominent technology companies, counseling on regulatory matters, including the Food and Drug Administration (FDA) and Federal Trade Commission (FTC) issues. Mr. Pinco also focuses on combining his FDA knowledge with the corporate securities, intellectual property and venture capital capabilities of Buchanan Ingersoll to assist in the creation and development of pharmaceutical and medical device companies in the U.S., Europe and the Pacific Rim.

His previous experience includes positions at the White House, the Drug Enforcement Administration (DEA), the FDA, and the U.S. Attorney's Office.  Mr. Pinco is a former director of the Over-the-Counter Drug Review of the FDA. In that position, he directed a massive review of more than 400,000 nonprescription drugs, the largest, most complex project ever undertaken by that agency.  Mr. Pinco has been honored with Board-level appointments to numerous industry associations and academic institutions.  He received a J.D. from Georgetown University Law Center, and a B.S. in pharmacy from University of Connecticut.

Patrick T. Mooney, MD, is Chief Executive Officer, President and Chairman of the Board of Echo Therapeutics, Inc. (OTCBB: ECTE).  Dr. Mooney joined Echo in September 2007 as a result of the merger of Sontra Medical Corporation and then privately-held Echo Therapeutics, Inc. (ETI), for which he served as President, Chief Executive Officer and director from September 2006 through the date of the merger. Prior to joining ETI, Dr. Mooney was President, Chief Executive Officer and Chairman of Aphton Corporation (Nasdaq: APHT), where he had also served as Chief Medical Officer.  Prior to that, Dr. Mooney served as Senior Biotechnology Analyst at Thomas Weisel Partners, LLC, a full service merchant banking firm, and as Senior Biotechnology Analyst at Janney Montgomery Scott, LLC, a full services investment banking firm. Dr. Mooney received his medical degree from the Jefferson Medical College of Thomas Jefferson University and trained in surgery at Thomas Jefferson University Hospital.

About QuantRx Biomedical (www.quantrx.com)

QuantRx Biomedical Corporation (OTCBB: QTXB) is focused on the development and commercialization of innovative products for advanced diagnosis of serious disease and health conditions. With synergistic expertise in the discovery of diagnostic platforms leveraging a vast portfolio of intellectual property, QuantRx’s mission is to introduce products for use by medical professionals, institutions, and consumers that deliver more accurate, reliable, and faster diagnoses which result in improved patient care and a reduction in overall healthcare costs.

The QuantRx strategy targets significant market opportunities estimated to be in excess of $5 billion worldwide. The Company's technology portfolio, with more than three dozen patents, patents pending and licensed patents, includes: (1) its core RapidSense® point-of-care lateral flow diagnostics, and QuantRx’s state-of-the-art Q-Reader™ and QV-Reader™ technologies, providing comprehensive tools for improved cost effective healthcare (QN Diagnostics); (2) PAD technology for over-the-counter applications, and the diagnosis and treatment of women's health concerns and other medical needs, and (3) significant investments in: (a) genome-based diagnostic chips for the laboratory and healthcare professional markets; and (b) molecular imaging agents for positron emission tomography (PET) and fluorescence imaging, with initial application in cardiovascular disease, addressing significant unmet medical needs by providing clinicians with important tools for early discovery and assessment.

This release may contain forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements reflect, among other things, management's current expectations, management's current plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict including; general economic conditions, the Company’s need for additional funds, the early state of the products the Company is developing, uncertainties relating to clinical trials and regulatory reviews, competition and dependence on collaborative partners, the Company's ability to avoid infringement of the patent rights of others, and the Company's ability to obtain adequate patent protection and to enforce these rights. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. QuantRx does not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.

CONTACT:

Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com